PROSPECTUS Dated May 1, 1996        Amendment No. 1 dated November 26, 1996 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 32 to
Dated May 2, 1996                         Registration Statement No. 333-01655
                                         Dated August 14, 1996; Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
            Senior Euro Fixed Rate Bearer Notes Due August 21, 1997

               The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Bearer Notes Due August 21, 1997) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:                            INITIAL REDEMPTION DATE:  N/A          APPLICABILITY OF MODIFIED
  YEN 5,000,000,000                                                                   PAYMENT UPON
                                                                                      ACCELERATION:  N/A

MATURITY DATE:                               INITIAL REDEMPTION                     IF YES, STATE ISSUE PRICE:  N/A
  August 21, 1997                              PERCENTAGE:  N/A

DATE OF ISSUANCE AND                         ANNUAL REDEMPTION                      OPTIONAL REPAYMENT
SETTLEMENT DATE:                               PERCENTAGE REDUCTION: N/A              DATE(S):  N/A
  August 21, 1996

INTEREST ACCRUAL DATE:                       INITIAL ACCRUAL PERIOD OID:            DENOMINATIONS:
  August 21, 1996                              N/A                                    YEN 100,000,000

TOTAL AMOUNT OF OID:  N/A                    INTEREST RATE: 7% per annum            SPECIFIED CURRENCY:
                                               from the Date of Issuance to and       Japanese Yen
                                               including November 29, 1996;
                                               1.00% per annum from and
                                               including November 30, 1996 to
                                               but excluding the Maturity Date

ORIGINAL YIELD TO MATURITY:  N/A             INTEREST PAYMENT DATE:                 CALCULATION AGENT:  Morgan
                                               Maturity Date                          Stanley & Co. International

ISSUE PRICE:  100%                           PAYING AGENT:  The Chase               BUSINESS DAYS:  Tokyo, New
                                               Manhattan Bank (London Branch)         York, London

REDEMPTION PRICE:  The                                                              ISIN:  XS0068955227
Redemption Price at maturity with
respect to each Yen 100,000,000
of a Note will be a percentage
which equals the product of
(i) 100 and (ii) (1-N/9), rounded                                                   COMMON CODE:  6895522
downward to the next whole Yen.
N is a number between 0 and 9,
inclusive, equal to the number of
Relevant Observations.  See
"OTHER PROVISIONS."


OTHER PROVISIONS:

   OBSERVATION DATE.................   The third Tokyo Business Day prior to
                                       the twenty-first calendar day of each
                                       month from December 1996 to August 1997.

   10 YEAR YEN SWAP RATE............   The 10 Year Yen Swap Rate (TSR) as
                                       displayed on Telerate Page 17143 at
                                       10:00 a.m., Tokyo time, on the relevant
                                       Observation Date, as determined by the
                                       Calculation Agent.

   RELEVANT LOW OBSERVATIONS........   The number of Observation Dates from
                                       and including December 1996 to and
                                       including August 1997 on which the 10
                                       Year Yen Swap Rate is determined to be
                                       less than 3.07%; provided that if the
                                       10 Year Yen Swap Rate is determined to
                                       be equal to or greater than 3.70% on
                                       any Observation Date, the Relevant Low
                                       Observations shall be deemed to be zero.

   RELEVANT HIGH OBSERVATIONS.......   The number of Observation Dates from
                                       and including December 1996 to and
                                       including August 1997 on which the 10
                                       Year Yen Swap Rate is determined to be
                                       greater than 3.30%; provided that if
                                       the 10 Year Yen Swap Rate is determined
                                       to be equal to or less than the
                                       Downside Knock-out Level (as defined
                                       below) on any Observation Date, the
                                       Relevant High Observations shall be
                                       deemed to be zero.

   RELEVANT OBSERVATIONS............   The sum of Relevant Low Observations
                                       and Relevant High Observations.

   THE DOWNSIDE KNOCK-OUT LEVEL.....   For each Observation Date, the Downside
                                       Knock-out Level shall be the rate set
                                       forth opposite such Observation Date
                                       below:

       Observation Date                            Downside Knock-out Level
       ----------------                            ------------------------

December                   1996                             2.70%
January                    1997                             2.75%
February                   1997                             2.80%
March                      1997                             2.85%
April                      1997                             2.90%
May                        1997                             2.95%
June                       1997                             3.00%
July                       1997                             3.05%
August                     1997                             3.10%


If the 10 Year Yen Swap Rate does not appear on Telerate Page 17143 or if such Telerate Page is no longer available, the 10 Year Yen Swap Rate shall be replaced by a rate for a ten-year interest rate swap transaction in Japanese Yen as determined by the Calculation Agent at 10:00 a.m., Tokyo time, on each relevant Observation Date.

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                  International